February 21, 2008

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp
(541) 617-3526
Patricia L. Moss, President & Chief Executive Officer, Cascade Bancorp
(541) 385-6205

CASCADE BANCORP (OREGON) (NASDAQ: CACB) INCREASES ITS ESTIMATED FOURTH QUARTER 2007 PROVISION FOR CREDIT LOSSES BY $8.1 MILLION (PRE-TAX) TO APPROXIMATELY $15.6 MILLION (PRE-TAX) WITH RESULTING NET INCOME FOR THE QUARTER AND FULL YEAR ESTIMATED AT $0.3 MILLION AND $30.0 MILLION, RESPECTIVELY

BEND, Oregon, February 21/PRNewswire-First Call/--Cascade Bancorp (“Cascade”) (NASDAQ: CACB) announced it revised its estimated fourth quarter 2007 earnings from those previously reported in the Company’s January 23, 2008 press release. As a result of the revisions, the Company’s fourth quarter earnings estimate is reduced to approximately $0.3 million or $0.01 per diluted share, with full year 2007 net income estimated at approximately $30.0 million or $1.05 per diluted share. This updated earnings estimate is the result of an $8.1 million (pre-tax) increase in the Company’s fourth quarter 2007 provision for credit losses to approximately $15.6 million (pre-tax) compared to the $7.5 million (pre-tax) previously announced. This increased level of provision adjusts the Company’s reserve for credit losses to approximately $37.0 million or 1.81% of gross loans at December 31, 2007.

The updated provision for credit losses is the result of events subsequent to the previous press release which provide additional evidence with respect to the credit quality and collateral value of Cascade’s loan portfolio as of December 31, 2007. Since such information pertains to conditions that existed as of December 31, 2007, accounting guidelines require the related effects be recorded in that year. The Company had earlier estimated its fourth quarter 2007 earnings at $5.4 million or $0.19 per diluted share, and full year 2007 earnings of $35.2 million or $1.23 per diluted share.

“As we navigate through this challenging downturn in the real estate market, we will continue to monitor our loan portfolio and take appropriate measures to reserve against the risks posed,” said Patricia L. Moss, CEO. After recording this increased provision for credit losses, Cascade continues to be “well-capitalized” according to regulatory guidelines. CACB estimates its Tier 1 tangible equity ratio at December 31, 2007 at approximately 9.91%, compared to 9.82% at December 31, 2006.

The adjustment to the provision for credit losses arises from the following:

•	$3.8 million increase in reserve for credit losses associated with loan credit quality rating and valuation adjustments mainly against certain land development related loans.

•
$1.7 million increase in the unallocated reserve for credit losses to approximately 10% of the total reserves. This action is taken in recognition of the elevated level of uncertainty as to the severity of the real estate downturn and its related effects on loan credit quality.

•
$2.6 million increase in net loan charge-offs including $1.7 million in fair value adjustments applied to collateral dependent assets classified as other real estate owned. The increase in net charge-offs brings the total for the quarter to $6.4 million compared to the $3.8 previously announced.

In addition, as of December 31, 2007 loans classified as non-performing increased by approximately $12.6 million and balances classified as other real estate owned increased by approximately $4.5 million. This adjustment is primarily related to certain land development loans in the Southern Oregon market.

Dates for the Company’s Filing of Audited Financial Statements as of December 31, 2007

  Cascade expects to timely file its audited 2007 Financial Statements on or before March 17, 2008. At that time the Company will report its final loan loss provision for the period, and such amount may be greater or lesser than the amount currently estimated. Management continues to monitor the performance of its loan portfolio and will provide further details with respect to credit conditions and its real estate loan portfolio and related concentrations in its Form 10-K.

BUSINESS STRATEGY:

Cascade Bancorp (headquartered in Bend, Oregon) and its wholly-owned subsidiary, Bank of the Cascades, operates in Oregon and Idaho. Cascade ranks as the top community bank footprint in the Northwest and among the top ten banks in the nation1  in terms of banking growth markets. Cascade has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. The Bank implements its strategy by combining outstanding service, competitive financial products, local expertise and advanced technology applied for the convenience of customers. Founded in 1977, Bank of the Cascades offers full-service community banking through 34 branches in Central Oregon, Southern Oregon, Portland/Salem and Boise/Treasure Valley. The Bank has been rated among the top performing banks in the nation for the ninth consecutive year by Independent Community Bankers of America, as well as being named the 2007 top community bank in the Northwest by US Banker Magazine. The Bank is honored to be among the top 40 "Best 100 Companies to Work For in Oregon, 2007," compiled by Oregon Business Magazine. And recently, Bank of the Cascades was named by the Business Journal as one of Oregon’s Most Admired Companies in the Financial Services category, as chosen by Oregon CEOs. For further information on Bank of the Cascades, please visit our web site at http://www.botc.com.

1 Projected MSA population growth 2005-2010, weighted by bank deposits; Includes all public banks with assets $2B - $10B (ex-M&A targets); Source SNL Financial LC / ESRI

FORWARD LOOKING STATEMENTS
This release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations, credit quality and concentrations, general and local economic conditions and competition within the business areas in which Cascade is conducting its operations. These statements include, among others, statements related to future profitability levels and future earnings. For a discussion of factors, which could cause results to differ, please see Cascade's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and Cascade's press releases. When used in this release, the words or phrases such as "will likely result in", "management expects that", "will continue", "is anticipated", "estimate", "projected", or similar expressions, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA") and are made pursuant to the safe harbors of the PSLRA. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. Cascade undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

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CASCADE BANCORP
Selected Consolidated Financial Highlights
(In thousands, except per share data and ratios; unaudited)
	Year over Year			Linked Quarter			Full Year over Full Year
	4th Qtr	4th Qtr%		4th Qtr	3rd Qtr%			%
Balance Sheet Data (at period end)	2007	2006	Change	2007	2007	Change	2007	2006	Change
Investment securities	$87,015	$106,923	-18.6%	$87,015	$97,857	-11.1%	$87,015	$106,923	-18.6%
Loans, gross	2,041,478	1,887,263	8.2%	2,041,478	2,041,573	0.0%	2,041,478	1,887,263	8.2%
Total assets	2,394,492	2,249,314	6.5%	2,394,492	2,403,717	-0.4%	2,394,492	2,249,314	6.5%
Total deposits	1,667,138	1,661,616	0.3%	1,667,138	1,792,301	-7.0%	1,667,138	1,661,616	0.3%
Non-interest bearing deposits	435,503	509,920	-14.6%	435,503	471,140	-7.6%	435,503	509,920	-14.6%
Customer relationship deposits (1)	1,566,220	1,461,537	7.2%	1,566,220	1,612,950	-2.9%	1,566,220	1,461,537	7.2%
Total shareholders' equity (book)	275,286	261,076	5.4%	275,286	284,737	-3.3%	275,286	261,076	5.4%
Total shareholders' equity (tangible)	160,737	144,947	10.9%	160,737	169,793	-5.3%	160,737	144,947	10.9%
Income Statement Data (2)
Interest income	$42,576	$42,047	1.3%	$42,576	$43,956	-3.1%	$171,228	$138,597	23.5%
Interest expense	15,886	13,973	13.7%	15,886	16,232	-2.1%	62,724	40,321	55.6%
Net interest income	26,690	28,074	-4.9%	26,690	27,724	-3.7%	108,504	98,276	10.4%
Loan loss provision	15,600	1,500	940.0%	15,600	1,750	791.4%	19,400	6,000	223.3%
Net interest income after loan loss provision	11,090	26,574	-58.3%	11,090	25,974	-57.3%	89,104	92,276	-3.4%
Noninterest income	5,122	4,725	8.4%	5,122	5,198	-1.5%	21,140	18,155	16.4%
Noninterest expense	15,841	15,153	4.5%	15,841	15,319	3.4%	62,510	52,963	18.0%
Income before income taxes	371	16,146	-97.7%	371	15,853	-97.7%	47,734	57,468	-16.9%
Provision for income taxes	112	5,923	-98.1%	112	5,835	-98.1%	17,755	21,791	-18.5%
Net income	$259	$10,223	-97.5%	$259	$10,018	-97.4%	$29,979	$35,677	-16.0%
Share Data
Basic earnings per common share	$0.01	$0.36	-97.5%	$0.01	$0.35	-97.4%	$1.06	$1.37	-22.5%
Diluted earnings per common share	$0.01	$0.36	-97.4%	$0.01	$0.35	-97.4%	$1.05	$1.34	-21.6%
Book value per common share	$9.82	$9.31	5.4%	$9.82	$10.16	-3.3%	$9.82	$9.22	6.5%
Tangible book value per common share	$5.73	$5.17	11.0%	$5.73	$6.06	-5.3%	$5.73	$5.11	12.2%
Cash dividends declared per common share	$0.10	$0.09	11.1%	$0.10	$0.09	11.1%	$0.37	$0.31	19.4%
Ratio of dividends declared to net income	1082.08%	24.82%	4258.9%	1082.08%	25.46%	4150.1%	34.86%	22.65%	53.9%
Basic Average shares outstanding	28,026	28,198	-0.6%	28,026	28,340	-1.1%	28,243	26,062	8.4%
Fully Diluted average shares outstanding	28,280	28,751	-1.6%	28,280	28,673	-1.4%	28,584	26,664	7.2%
Key Ratios
Return on average total shareholders' equity (book)	0.36%	15.93%	-97.7%	0.36%	14.25%	-97.5%	10.92%	17.48%	-37.5%
Return on average total shareholders' equity (tangible) (3)	0.61%	29.37%	-97.9%	0.61%	24.26%	-97.5%	18.83%	29.81%	-36.8%
Return on average total assets	0.04%	1.80%	-97.8%	0.04%	1.69%	-97.6%	1.28%	1.86%	-31.2%
Net interest spread	4.02%	4.44%	-9.5%	4.02%	4.18%	-3.8%	4.20%	4.65%	-9.7%
Net interest margin	4.94%	5.54%	-10.8%	4.94%	5.24%	-5.7%	5.21%	5.73%	-9.1%
Total revenue (net int inc + non int inc)	$31,812	$32,799	-3.0%	$31,812	$32,922	-3.4%	$129,644	$116,431	11.3%
Efficiency ratio (4)	49.80%	46.20%	7.8%	49.80%	46.53%	7.0%	48.22%	45.49%	6.0%
Credit Quality Ratios
Reserve for credit losses	37,038	26,798	38.2%	37,038	27,955	32.5%	37,038	26,798	38.2%
Reserve to ending total loans	1.81%	1.42%	27.8%	1.81%	1.37%	32.5%	1.81%	1.42%	27.8%
Non-performing assets (5)	56,968	3,005	1795.8%	56,968	21,474	165.3%	56,968	3,005	1795.8%
Non-performing assets to total loans	2.79%	0.16%	1652.6%	2.79%	1.05%	165.3%	2.79%	0.16%	1652.6%
Delinquent >30 days to total loans	0.47%	0.18%	164.0%	0.47%	0.09%	452.0%	0.47%	0.18%	164.0%
Net Charge off's	6,517	790	724.9%	6,517	1,554	319.4%	9,110	1,282	610.6%
Net loan charge-offs (annualized)	1.27%	0.17%	657.0%	1.27%	0.31%	308.2%	0.46%	0.08%	473.0%
Mortgage Activity
Mortgage Originations	$36,666	$47,099	-22.2%	$36,666	$38,810	-5.5%	$170,095	$176,558	-3.7%
Total Servicing Portfolio (sold loans)	$493,969	$494,882	-0.2%	$493,969	$493,638	0.1%	$493,969	$494,882	-0.2%
Capitalized Mortgage Servicing Rights (MSR's)	$3,756	$4,096	-8.3%	$3,756	$3,841	-2.2%	$3,756	$4,096	-8.3%
Capital Ratios
Average shareholders' equity to average assets	11.86%	11.48%	3.3%	11.86%	11.85%	0.1%	11.74%	10.71%	9.7%
Leverage ratio (6) (Est Q4-07)	9.91%	9.82%	0.9%	9.91%	10.52%	-5.8%	9.91%	9.82%	0.9%
Total risk-based capital ratio (6) (Est Q4-07)	11.14%	11.26%	-1.1%	11.14%	11.58%	-3.8%	11.14%	11.26%	-1.1%

Notes:
(1)
Customer relationship deposits include core deposit transaction accounts such as checking, money market and savings, while excluding all wholesale or brokered deposits and time deposits greater than $100,000.

(2)	Adjusted to reflect a 25% (5:4) stock split declared in October 2006.
(3)	Excludes goodwill, core deposit intangible and other identifiable intangible assets, related to the acquisitions of Community Bank of Grants Pass and F&M Holding Company.
(4)	Efficiency ratio is noninterest expense divided by (net interest income + noninterest income).
(5)	Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.
(6)	Computed in accordance with FRB and FDIC guidelines.
Total Shares Outstanding as of 12/31/07: 28,034,172